Exhibit 10.6

EXECUTION VERSION

Anything herein to the contrary notwithstanding, the repayment of the Loan, the payment of the Guaranty and the exercise of any right or remedy with respect to the Loan or the Guaranty, and certain of the rights of Lender are subject to the provisions of the Intercreditor Agreement dated as of January 29, 2009 (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”), by and between Wells Fargo Foothill, Inc., as Senior Agent, and BFI Co., LLC, as Junior Lender. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

AMENDED AND RESTATED

TERM LOAN AGREEMENT

by and among

PHIBRO ANIMAL HEALTH CORPORATION

as Borrower,

THE GUARANTORS

named herein,

and

BFI CO., LLC

as Lender,

Dated as of June 24, 2010

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Notation of Guaranty

Schedule 1	Lender’s Account
Schedule 2	Designated Account

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TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this “Agreement”), is entered into as of June 24, 2010, by and among, BFI CO., LLC, a Delaware limited liability company (“Lender”), PHIBRO ANIMAL HEALTH CORPORATION, a New York corporation (“Borrower”), and the Guarantors (as hereinafter defined).

WHEREAS, pursuant to a certain Term Loan Agreement (the “Original Agreement”) dated January 29, 2009 among Borrower, the Original Guarantors and Lender, Lender provided term loan financing to Borrower;

WHEREAS, as an inducement for Lender to provide such term loan financing, each of the Original Guarantors provided a guarantee of certain obligations of Borrower as set forth in Section 14 of the Original Loan Agreement;

WHEREAS, in connection with various financing transactions contemplated to be entered into by Borrower, the parties hereto mutually desire to amend and restate the Original Agreement on the terms and conditions set forth herein; and

WHEREAS, in connection with such financing transactions contemplated to be entered into by Borrower, certain of the Original Guarantors are being released from their obligations with respect to the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that, effective as of the Effective Date (as defined below), the Original Agreement is amended and restated in its entirety as follows:

1.            Definitions and Construction.

1.1           Definitions.   As used in this Agreement, the following terms shall have the following definitions:

“3i Group” means each of 3i QPE and 3i Group plc and (1) each of their subsidiary undertakings, any parent undertaking of 3i QPE or 3i Group plc and any subsidiary undertakings of any such parent undertaking (together “3i Parties”), (2) any fund, partnership, investment vehicle or other entity (whether corporate or otherwise) established in any jurisdiction and which is either (a) managed or advised by an entity in the 3i Parties or (b) utilized for the purpose of allowing 3i Parties employees (including former employees) to participate directly or indirectly in the growth in value of Borrower ((a) and (b) together being referred to as “3i Funds”), (3) any subsidiary undertaking of a 3i Fund and (4) investors in 3i Funds. For these purposes “subsidiary undertaking” and “parent undertaking” have the same meaning as in the UK Companies Act 2006.

“Acquired Indebtedness” means (a) with respect to any Person that becomes a Restricted Subsidiary after the Effective Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (b) with respect to Borrower or any Restricted Subsidiary, any Indebtedness of a Person (other than Borrower or a Restricted Subsidiary) existing at the time such Person is merged with or into Borrower or a Restricted Subsidiary, or

Indebtedness expressly assumed by Borrower or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition; provided, however, that Indebtedness of such acquired Person which is redeemed or otherwise repaid at the time of or substantially contemporaneously with the consummation of the transactions by which such acquired Person merges with or into or becomes a Restricted Subsidiary of such specified Person shall not be Acquired Indebtedness.

“Adjusted Net Assets” of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guaranty, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts and all other fixed and contingent liabilities (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Guarantor under the Guaranty), excluding Indebtedness in respect of the Guaranty, as they become absolute and matured.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the above, for purposes of this Agreement, none of Borrower or any Subsidiary of Borrower shall be considered to be an Affiliate of (a) Lender, and vice versa, and (b) any Member of the 3i Group, and vice versa.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Prepayment Premium” means, in connection with any prepayment of the Loan, an amount, with respect to any prepayments made during the following periods, equal to the percentage specified below times the principal amount of the Loan so prepaid:

Period	Percentage of the principal amount of the Loan so prepaid

from and after the Effective Date through and including July 31, 2010	4.0%

from and after August 1, 2010 through and including July 31, 2011	3.0%

from and after August 1, 2011 through and including July 31, 2012	2.0%

from and after August 1, 2012 through and including July 31, 2013	1.0%

after July 31, 2013	0%

; provided, however, that with respect to a Change of Control Prepayment made at any time in connection with any Change of Control occurring during the period from and after the Closing Date, 1.0% times the principal amount of the Loan so prepaid; and provided further, however, that with respect to any prepayment made after July 31, 2013, or any Net Proceeds Prepayment or Change in U.S. Tax Treaty Prepayment made at any time, 0%.

“asset” means any asset or property.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by Borrower or any Restricted Subsidiary to any Person other than Borrower or any Guarantor (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of Borrower or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(a)             transfers of cash or Cash Equivalents;

(b)            transfers of assets (including Equity Interests) that are governed by and made in accordance with Section 5.13;

(c)             Permitted Investments (as such term is defined in Indenture 2) and Restricted Payments (as such term is defined in Indenture 2) permitted under Section 4.08 of Indenture 2;

(d)             the creation of or realization on any Permitted Lien;

(e)             transfers of damaged, worn-out or obsolete equipment or assets that, in Borrower’s reasonable judgment, are no longer used or useful in the business of Borrower or its Restricted Subsidiaries;

(f)             sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of Borrower or any Restricted Subsidiary to the extent not materially interfering with the business of Borrower and the Restricted Subsidiaries;

(g)            transfers by a Foreign Subsidiary to any other Foreign Subsidiary;

(h)            any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $5,000,000; and

(i)              the issuance or sale of Equity Interests of Borrower.

“Assignee” has the meaning set forth in Section 11.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A.

“Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at the Interest Rate, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Authorized Person” means any Officer of Borrower.

“Bank Product Obligations” means Indebtedness incurred in respect of credit cards, credit card processing services, debit card, stored value cards, purchase cards, ACH transactions, and cash management transactions.

“Bankruptcy Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the board of directors of the general partner of such Person, and (d) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means the borrowing of the Loan made on the Closing Date by Lender to Borrower.

“Business” means the business of manufacturing and marketing of animal health and nutrition products and specialty chemicals.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in Israel or in the State of New York are required to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(a)         marketable direct obligations issued or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) maturing within 360 days of the date of acquisition thereof;

(b)         demand and time deposits and certificates of deposit or acceptances, maturing within 360 days of the date of acquisition thereof, of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000 and is assigned at least a “B” rating by Thomson Financial BankWatch;

(c)         commercial paper maturing no more than 360 days from the date of creation thereof issued by a corporation that is not Borrower or an Affiliate of Borrower, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-l by S&P or at least P-l by Moody’s;

(d)         repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (a) above entered into with any commercial bank meeting the specifications of clause (b) above;

(e)         marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 360 days from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(f)          in the case of any Foreign Subsidiary: (i) direct obligations of the sovereign nation (or any agency or instrumentality thereof) in which such Foreign Subsidiary is organized or is conducting business or obligations fully and unconditionally guaranteed by such sovereign nation (or any agency or instrumentality thereof), (ii) of the type and maturity described in clauses (a) through (e) above of foreign obligors, which obligations or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (iii) of the type and maturity described in clauses (a) through (e) above of foreign obligors (or the parents of such obligors), which obligations or obligors (or the parents of such obligors) are not rated as provided in such clauses or in clause (f)(ii) but which are, in the reasonable judgment of Borrower, comparable in investment quality to such obligations and obligors (or the parents of such obligors); and

(g)         money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (a) through (f) above.

“Change in U.S. Tax Treaty” means the enactment, promulgation, execution or ratification of, or any amendment to, any tax treaty to which the United States is a party, which, in each case, (a) occurs on or after the later of (i) January 29, 2009 or (ii) with respect to any assignment or granting of participating interests, the date of the applicable assignment or grant, and (b) has not been initially publicly announced or otherwise publicly indicated by a Governmental Authority to be negotiated or intended to be negotiated, and distributed or publicized on or through media generally or readily available to lenders, financial institutions, investment funds or their advisers, including by subscription or other charge, prior to the later of (i) January 29, 2009 or (ii) with respect to any assignment or granting of participating interests, the date of the applicable assignment or grant.

“Change in U.S. Tax Treaty Prepayment” has the meaning set forth in clause (g) of Section 13.1.

“Change of Control” means the occurrence of any of the following events:

(a)         prior to a Public Equity Offering after the Effective Date, the Permitted Holders cease to own, or to have the power to vote or direct the voting of, Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of Borrower;

(b)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of Borrower;

(c)         during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with or as replaced by any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of Borrower was approved by (i) the majority in interest of the Permitted Holders or (ii) a vote of the majority of the directors of Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower;

(d)         (i) all or substantially all of the assets of Borrower and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (ii) Borrower consolidates or merges with or into another Person or any Person consolidates or merges with or into Borrower, in either case under this clause (d), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of Borrower immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of Borrower or the surviving or transferee Person;

(e)         Borrower shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of Borrower; or

(f)          both (i) Lender shall not have the right to appoint or cause to be elected a director to Borrower’s Board of Directors other than having relinquished such right as the direct or indirect result (including without limitation the cumulative or contributory effect) of any sale, transfer or other disposition of beneficial interest of Voting Stock by Lender and (ii) (A) none of the Borrower’s directors shall have been elected or appointed by Lender (except if such situation exists as a result of voluntary resignation) and (B) Borrower shall have failed, following written request by Lender, to cause to be appointed or elected to Borrower’s Board of Directors an individual selected by Lender and meeting the conditions set forth in clauses (ii) and (iii) of the proviso to the third sentence of Section 6.1(a) of the Shareholders Agreement for a Designated Director (as defined in Section 6.1(a) of the Shareholders Agreement) within 30 days of the earliest practical date upon which Borrower or a Permitted Holder (excluding for this purpose clause (d) of the definition of Permitted Holder) has the ability, using diligent efforts and acting in good faith and with the vote or consent of, and to the extent reasonably requested, other cooperation of, Lender but subject to receipt of any necessary approval or consent of any Governmental Authority, securities exchange or similar body, to make or cause such appointment or election. For the avoidance of doubt, the foregoing provisions of this clause (f) shall not override, or otherwise vary, any provision of the Shareholders Agreement, and any director appointment or election made in satisfaction of any provision of this clause (f) shall not, unless made pursuant to the terms of the Shareholders Agreement, be deemed to be made thereunder or subject to the provisions thereof.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change of Control Date” has the meaning set forth in clause (b) of Section 5.12.

“Change of Control Offer” has the meaning set forth in clause (a) of Section 5.12.

“Change of Control Payment Date” has the meaning set forth in clause (a) of Section 5.12.

“Change of Control Prepayment” has the meaning set forth in clause (a) of Section 5.12.

“Closing Date” means January 29, 2009.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means the obligation of Lender to make the Loan to Borrower on the Closing Date in a principal amount of Ten Million Dollars ($10,000,000).

“Covered Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto, but excluding (a) any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of Lender or (ii) to the extent that such tax results from a (x) change in the circumstances of Lender, including a change in the residence, place of organization, or principal place of business of Lender, or a change in the branch or lending office of Lender, or (y) change in the identity of Lender resulting in the application, as considered on the date of such change, of a different or no tax treaty with the United States, (b) unless arising as a result of a Change in U.S. Tax Treaty, any United States federal withholding or other tax required after giving effect to any applicable tax treaty or other applicable exemption or reduction, and/or (c) any tax (i) arising as a result of Lender’s failure to comply with the applicable provisions of clauses (b), (c) and (e) of Section 13.1 or (ii) resulting from Lender’s own willful misconduct or gross negligence.

“Credit Facilities” means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Revolving Credit Facility and this Agreement) providing for revolving credit loans, term loans or letters of credit and, in each case, as such instruments may be amended, refinanced, re-funded, replaced or otherwise restructured, in whole or in part from time to time (including extending the maturity of, increasing the amount of available borrowings under, extending the purpose to include acquisition, working capital and other facilities of, changing the conditions and basis of borrowing of, combining the seniority of, changing the covenants and other provisions of, and adding Subsidiaries as additional borrowers or guarantors, or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether with the same or any other agent, lender or group of lenders), including (a) any notes, letters of credit, guarantees, collateral and security documents, instruments and other agreements executed, issued or arranged in connection therewith, and in each case as amended, modified, renewed, re-funded, replaced or refinanced from time to time, and (b) any notes, letters of credit, guarantees, collateral and security documents, instruments and other agreements executed, issued or arranged in connection with any such amendment, modification, renewal, re-funding, replacement or refinancing.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Designated Account” means the account of Borrower identified on Schedule 2.

“Designated Senior Debt” means (1) Senior Debt and Guarantor Senior Debt under or in respect of the Credit Facilities and (2) any other Indebtedness constituting Senior Debt or Guarantor Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt.”

“Designation” has the meaning set forth in clause (a) of Section 5.8.

“Designation Amount” has the meaning set forth subclause (a)(ii) of Section 5.8.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require Borrower to redeem such Equity Interests upon the occurrence of an asset sale or a change in control occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the asset sale or change of control redemption provisions applicable to such Equity Interests are no more favorable to such holders than the provisions of Sections 5.5 and 5.12, respectively, and such Equity Interests specifically provide that Borrower will not redeem any such Equity Interests pursuant to such provisions prior to Borrower’s prepayment of the Loan as required pursuant to the provisions of Sections 5.5 and 5.12, respectively.

“Dollars” or “$” means United States dollars.

“Effective Date” means the date on which the Notes are originally issued.

“Eligible Transferee” means any of (a) Jack Bendheim, (b) each of his spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren) and the spouses, siblings, ancestors and descendants thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other Person in which any of the foregoing, individually or in the aggregate, own or control a majority in interest and (c) all Affiliates controlled by the individual named in clause (a) above.

“Equity Interests” of any Person means (a) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (b) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Event of Default” has the meaning set forth in Section 6.

“Excess Proceeds” has the meaning set forth in clause (c) of Section 5.5.

“Exchange Act” means the United States Securities Exchange Act of 1934, as in effect from time to time.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) in excess of $5,000,000 shall be determined by the Board of Directors of Borrower acting reasonably and in good faith and shall be evidenced by a board resolution delivered to Lender. Fair Market Value (other than of any asset with a public trading market) in excess of $10,000,000 shall be determined by an Independent Financial Advisor, which determination shall be evidenced by an opinion addressed to the Board of Directors of Borrower and delivered to Lender.

“Foreign Subsidiary” means any Restricted Subsidiary of Borrower that (a) is not organized under the laws of (i) the United States or any state thereof or (ii) the District of Columbia and (b) conducts substantially all of its business operations outside the United States.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Effective Date.

“Governmental Authority” means any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantor” means (a) each Restricted Subsidiary, other than a Foreign Subsidiary, on the Effective Date, and (b) each other Person that is required to, or at the election of Borrower does, become a Guarantor under the terms of this Agreement and the other Loan Documents after the Effective Date, in each case, until such Person is released from the Guaranty in accordance with the terms of this Agreement.

“Original Guarantor” means each Person within the definition of “Guarantor” as used in the Original Agreement.

“Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Effective Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes 2 or the Loan.

Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)         all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof) and Hedging Obligations in respect thereof; and

(2)         all Obligations of such Guarantor under, or with respect to, the Senior Debt;

in each case whether outstanding on the Effective Date or thereafter incurred.

Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1)         any Indebtedness of such Guarantor to Borrower or any of its Subsidiaries;

(2)         Indebtedness to, or guaranteed on behalf of, any director, officer or employee of Borrower or any of its other Subsidiaries (including, without limitation, amounts owed for compensation);

(3)         obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

(4)         Indebtedness represented by Disqualified Equity Interests;

(5)         any liability for taxes owed or owing by such Guarantor;

(6)         that portion of any Indebtedness incurred in violation of Section 4.06 of Indenture 2 (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of such Guarantor to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of Indenture 2);

(7)         Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

(8)         any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

“Guaranty” means that certain general continuing guaranty given by each Guarantor in favor of Lender under Section 14.1, together with any and all supplements or other guarantees executed and delivered by additional Guarantors in accordance with Section 5.7, in each case as amended, modified, renewed, re-funded, replaced or refinanced from time to time.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase, option or similar agreements or arrangements dealing with interest rates, currency exchange rates, commodities or commodity prices, either generally or under specific contingencies.

“incur” means, with respect to any Indebtedness or other obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or other obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(a)         all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(b)         all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)         all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(d)        all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery or title thereto;

(e)         the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(f)          all Capitalized Lease Obligations of such Person;

(g)         all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(h)         all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of Borrower or its Subsidiaries that is guaranteed by Borrower or Borrower’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of Borrower and its Subsidiaries on a consolidated basis;

(i)          all Attributable Indebtedness;

(j)          to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(k)         all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (g), the lesser of (i) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (ii) the amount of the Indebtedness secured. For purposes of clause (e), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Agreement or any other Loan Document.

Notwithstanding the foregoing, Indebtedness shall not include a government grant and any guaranty of Borrower or a Restricted Subsidiary required by such grant which obligates Borrower or a Restricted Subsidiary to repay such grant at the discretion of such government or upon the failure of the conditions of such grant specified therein to be fulfilled, but which is forgiven solely by reason of the passage of time or the fulfillment of such grant conditions (other than repayments); provided that if the conditions for forgiveness of such government grant lapse for whatever reason and Borrower or a Restricted Subsidiary becomes obligated to repay such grant, the grant shall be deemed Indebtedness which is incurred 30 days after the time such obligation to repay is triggered.

“Indemnified Liabilities” has the meaning set forth in Section 8.2.

“Indemnified Person” has the meaning set forth in Section 8.2.

“Indenture” means the Indenture to be entered into among Borrower, Borrower’s Subsidiaries that are signatories thereto, and the Indenture Trustee on or about the date hereof, pursuant to which Borrower is issuing new senior notes due 2018 (such notes, as may be amended, modified, renewed, re-funded, replaced or refinanced from time to time, the “Notes”), as such indenture may be amended, refinanced, re-funded, replaced or otherwise restructured, in whole or in part from time to time (including extending the maturity of, increasing the amount of available borrowings under, extending the purpose to include acquisition, working capital and other facilities of, changing the conditions and basis of borrowing of, combining the seniority of, changing the covenants and other provisions of, and adding Subsidiaries as additional borrowers or guarantors, or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether with the same or any other agent, lender or group of lenders).

“Indenture 1” means the Indenture dated as of August 1, 2006 among Borrower, Borrower’s Subsidiaries that are signatories thereto, and the Indenture Trustee 1, pursuant to which Borrower issued its 10% Senior Notes due August 1, 2013 (such notes, as may be amended, modified, renewed, re-funded, replaced or refinanced from time to time, the “Notes 1”), as such indenture may be amended, refinanced, re-funded, replaced or otherwise restructured, in whole or in part from time to time (including extending the maturity of, increasing the amount of available borrowings under, extending the purpose to include acquisition, working capital and other facilities of, changing the conditions and basis of borrowing of, combining the seniority of, changing the covenants and other provisions of, and adding Subsidiaries as additional borrowers or guarantors, or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether with the same or any other agent, lender or group of lenders).

“Indenture 2” means the Indenture dated as of August 1, 2006 among Borrower, Borrower’s Subsidiaries that are signatories thereto, and the Indenture Trustee 2, pursuant to which Borrower issued its 13% Senior Subordinated Notes due August 1, 2014 (such notes, as may be amended, modified, renewed, re-funded, replaced or refinanced from time to time, the “Notes 2”), as such indenture may be amended, refinanced, re-funded, replaced or otherwise restructured, in whole or in part from time to time (including extending the maturity of, increasing the amount of available borrowings under, extending the purpose to include acquisition, working capital and other facilities of, changing the conditions and basis of borrowing of, combining the seniority of, changing the covenants and other provisions of, and adding Subsidiaries as additional borrowers or guarantors, or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether with the same or any other agent, lender or group of lenders).

“Indenture Trustee” means HSBC Bank USA, National Association a New York banking corporation, in its capacity as indenture trustee under the Indenture.

“Indenture Trustee 1” means HSBC Bank USA, National Association a New York banking corporation, in its capacity as indenture trustee under the Indenture 1.

“Indenture Trustee 2” means HSBC Bank USA, National Association a New York banking corporation, in its capacity as indenture trustee under the Indenture 2.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of Borrower’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to Borrower and its Affiliates.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Bankruptcy Law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interest Payment Date” means the last day of each calendar month.

“Interest Rate” means 12.00% per annum.

“Intralinks” means the IntraLinks digital workspace or any successor digital workspace or interactive document platform.

“Investments” of any Person means:

(a)         all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(b)         all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes the redemption of any Equity Interests of Borrower or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving Borrower but excluding any such Equity Interests held by Borrower or any Restricted Subsidiary);

(c)         all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

(d)         the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (d) shall be the Designation Amount determined in accordance with Section 5.8. If Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, Borrower shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of Borrower shall be deemed not to be Investments.

“Lender” has the meaning set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 11.1.

“Lender Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) fees or charges paid or incurred by Lender in connection with its transactions with Borrower or its Subsidiaries, (c) costs and expenses incurred by Lender in the disbursement of funds to or for the account of Borrower (by wire transfer or otherwise), (d) charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, (f) audit fees and expenses of Lender to audit examinations of any applicable books to the extent of any fees or charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with Borrower or any Subsidiary of Borrower, (h) Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing or amending the Loan Documents, and (i) Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any Subsidiary of Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought.

“Lender-Related Person” means Lender together with Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Lender’s Account” means the account of Lender identified on Schedule 1, or such other account designated in writing by Lender to Borrower.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Loan” means the loan made by Lender to Borrower pursuant to clause (a) of Section 2.1 of the Original Agreement, as amended, refinanced, re-funded, replaced or otherwise restructured, in whole or in part from time to time (including extending the maturity of, increasing the amount of available borrowings under, extending the purpose to include acquisition, working capital and other facilities of, changing the conditions and basis of borrowing of, combining the seniority of, changing the covenants and other provisions of, and adding Subsidiaries as additional borrowers or guarantors, or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether with the same or any other agent, lender or group of lenders).

“Loan Documents” means this Agreement, the Notation of Guaranty, the Warrant, any promissory note or notes executed by Borrower in connection with this Agreement and payable to Lender, and any other agreement entered into previously, now or in the future, by Borrower, any Guarantor and/or Lender in connection with this Agreement, in each case, as such instruments may be amended, refinanced, re-funded, replaced or otherwise restructured, in whole or in part from time to time (including extending the maturity of, increasing the amount of available borrowings under, extending the purpose to include acquisition, working capital and other facilities of, changing the conditions and basis of borrowing of, combining the seniority of, changing the covenants and other provisions of, and adding Subsidiaries as additional borrowers or guarantors, or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether with the same or any other agent, lender or group of lenders).

“Loan Parties” means Borrower and Guarantors.

“Material Adverse Effect” means any material adverse effect on (a) the business, assets, condition (financial or otherwise), or results of operations of Borrower and its Subsidiaries, taken as a whole, but excluding any change to the extent relating to or arising from any (i) changes in laws or changes in the enforcement thereof after the date hereof that do not disproportionally impact Borrower and its Subsidiaries relative to other participants in the Business, (ii) changes in general economic conditions that do not disproportionally impact Borrower and its Subsidiaries relative to other participants in the Business or (iii) changes generally affecting the industries in which the Business competes that do not disproportionally impact Borrower and its Subsidiaries relative to other participants in the Business, or (b) the ability of the Loan Parties to perform their respective obligations under this Agreement or any other Loan Document in a timely and complete manner or to consummate the transactions contemplated by this Agreement without material delay. In determining whether there has been a Material Adverse Effect, any event, circumstance, change or effect shall be considered both individually and together with all other events, circumstances, changes or effects, and any event, circumstance, change or effect that reasonably could be expected to result in a Material Adverse Effect (individually or together with one or more other events, circumstances, changes or effects) shall be considered a Material Adverse Effect.

“Maturity Date” means August 1, 2014.

“Member of the 3i Group” means any Person included within the 3i Group, in its individual capacity.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of:

(a)         brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(b)         provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(c)         amounts required to be paid to any Person (other than Borrower or any Restricted Subsidiary and other than under a Credit Facility) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(d)         payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(e)         appropriate amounts to be provided by Borrower or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by Borrower or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to Lender; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Net Proceeds Excess” has the meaning set forth in clause (e) of Section 5.5.

“Net Proceeds Offer” has the meaning set forth in subclause (d)(i)(A) of Section 5.5.

“Net Proceeds Prepayment” has the meaning set forth in subclause (d)(i)(A) of Section 5.5.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(a)         as to which neither Borrower nor any Restricted Subsidiary (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(b)         no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Revolving Credit Facility or Notes) of Borrower or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(c)         as to which Lender has been notified in writing that it will not have any recourse to the Equity Interests or assets of Borrower or any Restricted Subsidiary.

“Notation of Guaranty” has the meaning set forth in clause (a) of Section 14.2.

“Notes” has the meaning specified therefore in the definition of “Indenture.”

“Notes 1” has the meaning specified therefor in the definition of “Indenture 1.”

“Notes 2” has the meaning specified therefor in the definition of “Indenture 2.”

“Offering Memorandum” means the offering memorandum, dated on or about the date hereof, relating to the offering of the Notes.

“Obligations” means the Loan and all debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), premiums, liabilities, obligations (including indemnification obligations), fees, charges, costs (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), guaranties, covenants, and duties of any kind and description owing by Borrower to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Officer” means any of the following of Borrower: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed on behalf of a Person by two Officers of such Person.

“Pari Passu Indebtedness” means any Indebtedness of Borrower or any Guarantor that ranks pari passu in right of payment with the Loan or the Guaranty, as applicable.

“Pari Passu Indebtedness Price” has the meaning set forth in of Section 5.5(d)(iii).

“Participant” has the meaning set forth in clause (e) of Section 11.1.

“Payment Amount” has the meaning set forth in Section 5.5(d)(i).

“Patriot Act” has the meaning set forth in Section 16.10.

“Payment Blockage Notice” has the meaning set forth in Section 15.3(a)(2).

“Permitted Business” means the business engaged in by Borrower and its Subsidiaries on the Effective Date and businesses that are reasonably related thereto or are reasonable extensions thereof.

“Permitted Holder” means each of: (a) Jack Bendheim; (b) each of his spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren) and the spouses, siblings, ancestors and descendants thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other Person in which any of the foregoing, individually or in the aggregate, own or control a majority in interest; (c) all Affiliates controlled by the individual named in clause (a) above; (d) any Member of the 3i Group or direct or indirect transferee of Voting Stock held by any Member of the 3i Group; and (e) Lender or direct or indirect transferee of Voting Stock held by Lender.

“Permitted Junior Securities” means:

(a)         Equity Interests in Borrower or any Guarantor; or

(b)         debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to (i) all Senior Debt and Guarantor Senior Debt and (ii) any debt issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Loan and the Guarantees are subordinated to Senior Debt and Guarantor Senior Debt under this Agreement.

“Permitted Liens” means the following types of Liens:

(a)         Liens for taxes, assessments or governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which Borrower or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(b)         Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof and rights to offset and set-off;

(c)         Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(d)         Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(e)         judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(f)          easements, rights-of-way, zoning restrictions, title irregularities and other similar charges, restrictions or encumbrances in respect of real property which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of Borrower and the Restricted Subsidiaries taken as a whole;

(g)         Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(h)         Liens encumbering deposits made to secure obligations arising from contractual or warranty requirements of Borrower or any Restricted Subsidiary, including rights of offset and set-off;

(i)          lenders’ Liens, rights of set-off and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the lender or lenders with which such accounts are maintained, securing amounts owing to such lender with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(j)          leases or subleases, and licenses or sublicenses, granted to others that do not materially interfere with the ordinary course of business of Borrower or any Restricted Subsidiary;

(k)         Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(1)         Liens securing all of the Notes and Liens securing any guarantee given under or with respect to the Indenture;

(m)        Liens securing Hedging Obligations entered into for bona fide hedging purposes of Borrower or any Restricted Subsidiary not for the purpose of speculation;

(n)         Liens existing on the Effective Date securing Indebtedness outstanding on the Effective Date;

(o)         Liens in favor of Borrower or a Guarantor;

(p)         Liens securing Senior Debt or Guarantor Senior Debt;

(q)         Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(r)          Liens securing Acquired Indebtedness permitted to be incurred under this Agreement; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon and substitutions and replacements thereto) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Borrower or a Restricted Subsidiary;

(s)         Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with Borrower or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(t)          Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;

(u)         Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (1), (n), (p), (q), (r) and (s); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (n), (q), (r) and (s), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(v)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(w)        Liens securing Indebtedness of Borrower or any Restricted Subsidiary in an aggregate amount not to exceed $5,000,000 at any time outstanding; and

(x)         Liens arising in connection with the placement by Borrower or any Restricted Subsidiary of a reasonable amount of cash (as determined in good faith by Borrower’s Board of Directors) in escrow against any indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of Borrower or any Restricted Subsidiary or the acquisition, disposition, issuance or redemption of Equity Interests of Borrower or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (i) any amount of such obligations included (or that would be required to be included) on the face of the balance sheet of Borrower or any Restricted Subsidiary at the time of closing of such acquisition, disposition, issuance or redemption shall not be permitted under this clause (x) and (ii) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (x) shall at no time exceed the gross proceeds or value of the consideration actually received by Borrower and the Restricted Subsidiaries in connection with such disposition (other than with respect to obligations incurred or assumed in connection with the acquisition, disposition, issuance or redemption of Equity Interests of Borrower).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (a) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other similar equity interests (however designated) of such Person whether now outstanding or issued after the Effective Date.

“Property” has the meaning set forth in Section 4.17.

“Public Equity Offering” means an underwritten public offering of Qualified Equity Interests of Borrower generating gross proceeds of at least $50,000,000 in the aggregate since the Effective Date, pursuant to an effective registration statement filed under the Securities Act or pursuant to a listing on or admission to a recognized exchange or market outside the United States.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of Borrower or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment purchased, constructed or improved at any time after the Effective Date and used in the business of Borrower or any Restricted Subsidiary or the cost of installation, construction or improvement thereof and fees and other obligations incurred in connection therewith, as amended or otherwise restructured (other than pursuant to a refinancing); provided, however, that (a) the amount of such Indebtedness shall not exceed such purchase price or cost and (b) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by Borrower or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (a) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (b) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of Borrower.

“redeem” means to redeem, repurchase, purchase, defease (including a covenant defeasance), retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Redesignation” has the meaning set forth in clause (c) of Section 5.8.

“Refinancing Indebtedness” means Indebtedness of Borrower or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of Borrower or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(a)         the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any reasonable premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred or to be paid in connection with the incurrence of the Refinancing Indebtedness;

(b)         the obligor of Refinancing Indebtedness does not include any Person (other than Borrower or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(c)         if the Refinanced Indebtedness was subordinated in right of payment to the Loan or the Guaranty, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loan or the Guaranty, as the case may be, at least to the same extent as the Refinanced Indebtedness, and if the Refinanced Indebtedness was pari passu with the Notes or the Note Guarantees, as the case may be, then the Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the Notes 2 or the Note Guarantees (as defined in the Indenture 2), as the case may be;

(d)         the Refinancing Indebtedness has a final stated maturity either (i) no earlier than the Refinanced Indebtedness being repaid or amended or (ii) 181 days after the maturity date of the Notes;

(e)         the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(f)          the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem or refinance the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to redeem or refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed or refinanced within one year of the incurrence of the Refinancing Indebtedness.

“Representative” means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Restricted Subsidiary” means any Subsidiary of Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Facility” means the Amended and Restated Loan Agreement, as amended, among Borrower, Borrower’s Subsidiaries that are signatories thereto, the lenders from time to time party thereto, and agents thereunder, together with any notes, letters of credit, guarantees, collateral and security documents, instruments and other agreements executed, issued or arranged in connection with such loan agreement (including Hedging Obligations and Bank Product Obligations incurred in connection therewith), in each case, as such instruments may be amended, refinanced, re-funded, replaced or otherwise restructured, in whole or in part from time to time (including extending the maturity of, increasing the amount of available borrowings under, extending the purpose to include acquisition, working capital and other facilities of, changing the conditions and basis of borrowing of, combining the seniority of, changing the covenants and other provisions of, and adding Subsidiaries as additional borrowers or guarantors, or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether with the same or any other agent, lender or group of lenders).

“Sale and Leaseback Transactions” means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Act” means the United States Securities Act of 1933, as in effect from time to time.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Borrower, whether outstanding on the Effective Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes 2 or the Loan.

Without limiting the generality of the foregoing, “Senior Debt” shall include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)         all monetary obligations of every nature under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof) and Hedging Obligations in respect thereof; and

(2)         all Obligations under, or with respect to, the Senior Notes;

in each case whether outstanding on the Effective Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(1)         any Indebtedness of Borrower to any of its Subsidiaries;

(2)         Indebtedness to, or guaranteed on behalf of, any director, officer or employee of Borrower or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

(3)         obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

(4)         Indebtedness represented by Disqualified Equity Interests;

(5)         any liability for taxes owed or owing by Borrower;

(6)         that portion of any Indebtedness incurred in violation of Section 4.06 of Indenture 2 (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an Officers’ Certificate of Borrower to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of Indenture 2);

(7)         Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Borrower; and

(8)         any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of Borrower.

“Senior Notes” means the Notes and the Notes 1.

“Shareholders Agreement” means the Stockholders Agreement dated March 12, 2008 by and between Jack C. Bendheim, BFI Co., LLC, Mayflower L.P. (as successor to 3i Quoted Private Equity plc) and Borrower, as amended and in effect on the Effective Date, and as thereafter amended.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Closing Date.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Subordinated Indebtedness” means Indebtedness of Borrower or any Restricted Subsidiary that is expressly subordinated in right of payment to the Loan or the Guaranty, respectively.

“Subsidiary” means, with respect to any Person:

(a)         any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(b)         any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of Borrower.

“Successor” has the meaning set forth in Section 5.13(a)(y)(B).

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee or successor, (ii) in the case of Borrower or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which the liability of Borrower or any of its Subsidiaries to a Governmental Authority is determined or taken into account with reference to the activities or assets of any other Person and (iii) liability of Borrower or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, a tax indemnification agreement or arrangement).

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding Borrower or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability (other than limited liability operating and partnership agreements and any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

“Transactions” means (i) the issuance and sale of the Notes, (ii) the redemption or repayment, by tender offer or otherwise, of all of Borrower’s outstanding Senior Notes due 2013 and all of Borrower’s outstanding Senior Subordinated Notes due 2014, (iii) the entering into the Revolving Credit Facility, (iv) the declaration and payment of a dividend on Borrower’s common shares of up to $50,000,000 on or reasonably promptly following the Effective Date, (v) the repayment of $1,400,000 in respect of a loan from an Affiliate of Lender, and (vi) the payment of fees and expenses related to the foregoing.

“UCC” means the New York Uniform Commercial Code, as in effect from time to time.

“United States” means the United States of America.

“Unrestricted Subsidiary” means (a) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Borrower in accordance with Section 6.7 and (b) any Subsidiary of an Unrestricted Subsidiary.

“Voidable Transfer” has the meaning set forth in Section 16.7.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Warrant” means the Warrant issued on the Closing Date by Borrower in favor of Lender.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by Borrower or through one or more Wholly-Owned Restricted Subsidiaries.

1.2         Accounting Terms.   All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

1.3         Construction.   Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth in this Agreement). Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.4         Schedules and Exhibits.   All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.            Loan and Terms of Payment.

2.1           Loan.

(a)           [Intentionally Omitted]

(b)           Amounts borrowed pursuant to this Section 2.1 and repaid or prepaid may not be reborrowed.

2.2           Notation; Promissory Notes.

(a)           [Intentionally Omitted]

(b)           [Intentionally Omitted]

(c)           Notation. Lender shall record on its books the principal amount of the Loan owing to Lender from time to time, and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, Lender is authorized, at Lender’s option, to note the date and amount of each payment or prepayment of principal of the Loan in its books and records, including computer records and/or notation on any grid or attachment to the promissory notes described in clause (d) of this Section.

(d)           Promissory Notes. Lender may request that the Loan be evidenced by a promissory note in form and substance reasonably satisfactory to Lender. In such event, Borrower shall prepare, execute and deliver to Lender a promissory note payable to the order of Lender. Thereafter, unless Lender surrenders such note or notes and elects not to have the Loan evidenced thereby, the Loan and interest thereon shall at all times (including after assignment pursuant to Section 11.1) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.3           Payments.

(a)           Payments by Borrower.   Except as otherwise expressly provided herein, all payments by Borrower shall be made to Lender’s Account and shall be made in immediately available funds, no later than 3:00 p.m. (New York City time) on the date specified herein. Any payment received by Lender later than 3:00 p.m. (New York City time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b)           Application.

(i)          All payments shall be remitted to Lender, and all such payments shall be applied as follows:

A.             first, to pay any Lender Expenses then due to Lender under the Loan Documents, until paid in full,

B.             second, to pay any fees then due to Lender under the Loan Documents, until paid in full,

C.             third, to pay interest due in respect of the Loan, until paid in full,

D.             fourth, to pay the principal of the Loan, until paid in full,

E.             fifth, to pay any other Obligations and any other obligations owing under the Loan Documents then due and payable, until paid in full, and

F.             sixth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)         In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.3(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of the Loan Documents.

(iii)        For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(iv)        In the event of a direct conflict between the priority provisions of this Section 2.3 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3 shall control and govern.

2.4           Rates, Payments, and Calculations.

(a)           Interest Rates.   Except as provided in clause (b) below, the Loan shall bear interest at the Interest Rate.

(b)           Default Rate.   Upon the occurrence and during the continuation of an Event of Default (and at the election of Lender), all outstanding Obligations shall bear interest at a per annum rate equal to (i) the Interest Rate plus (ii) the incremental rate, if any, applicable to the Notes upon the occurrence and during the continuation of an event of default thereunder (without regard to whether the holders of the Notes have waived (whether through any amendment, waiver or other written document or by their inaction) their rights to receive such incremental rate).

(c)           Payment.    Interest shall be due and payable, in arrears, on each Interest Payment Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand or, in the absence of demand, in arrears on the last day of each calendar month, and (ii) in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All other amounts due and owing under the Loan Documents shall be payable on (x) the applicable date, or (y) if no date is specified (A) and no Default or Event of Default has occurred and is continuing at the time such payment is due and owing, within thirty (30) days after invoice, or if the last day of such 30-day period is not a Business Day the next following Business Day, or (B) and any Default or Event of Default has occurred and is continuing at any time such payment is due and owing (including during any 30-day period provided for in the prior sub-clause (A)), on demand.

(d)           Computation.    All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)           Intent to Limit Charges to Maximum Lawful Rate.   In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.5           Crediting Payments.  The receipt of any payment item by Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender’s Account on a Business Day on or before 3:00 p.m. (New York City time). If any payment item is received into the Lender’s Account on a non-Business Day or after 3:00 p.m. (New York City time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

2.6           [Intentionally Omitted]

2.7           [Intentionally Omitted]

2.8           Repayment of Loan.   Borrower agrees to repay the outstanding principal amount of the Loan on the Maturity Date.

2.9           Prepayment of Loan.

(a)           Voluntary Prepayments.  Borrower may prepay the Loan in whole or in part together with payment of any Applicable Prepayment Premium, subject to the requirements of paragraph (b) of this Section.

(b)           Provisions Applicable to all Prepayments.   Borrower shall notify Lender by telephone (confirmed by facsimile or other electronic transmission) of any prepayment hereunder not later than 3:00 p.m. (New York City time) at least one Business Day prior thereto. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of the Loan to be prepaid and, in the case of a Net Proceeds Prepayment, a reasonably detailed calculation of the amount of such prepayment. Each prepayment of the Loan shall be in a minimum amount of $250,000 or a higher integral multiple of $50,000, except as necessary to apply fully the required amount of any Net Proceeds Prepayment, Change of Control Prepayment or Change in U.S. Tax Treaty Prepayment. Prepayments shall be accompanied by (i) any Applicable Prepayment Premium, (ii) accrued interest to the extent required by Section 2.4 and (iii) any costs, fees or other expenses then due and owing under the Loan Documents. Amounts prepaid may not be reborrowed.

2.10         [Intentionally Omitted]

2.11         Ranking.   Borrower hereby confirms on its behalf and on behalf of each other Loan Party that:

(a)           the Loan and the Guaranty at all times will rank at least pari passu with the claims of all other senior subordinated unsecured obligations of Borrower and each Guarantor, respectively, other than obligations mandatorily preferred pursuant to Bankruptcy Law; and

(b)           the Loan and the Guaranty shall constitute “Pari Passu Indebtedness” for the purpose of, and as defined under, Indenture 2.

3.           Conditions.

3.1           Conditions.   The effectiveness of the amendments to the Original Agreement effected by this Agreement is subject to the fulfillment, to the reasonable satisfaction of Lender, of each of the conditions precedent set forth below:

(a)           the Effective Date shall have occurred;

(b)           immediately before, as of and immediately following the Effective Date and after giving effect to this Amendment and the Transactions contemplated to occur at or prior to the Effective Date, no Default or Event of Default shall have occurred and be continuing (or will result therefrom);

(c)           Lender shall have received a copy, certified as true and correct by an Authorized Person, of an amendment and restatement of that certain Term Loan Agreement dated as of February 12, 2009 by and among Borrower, the guarantors thereto and Mayflower L.P., in form and substance reasonably satisfactory to Lender;

(d)          Lender shall have received a copy, certified as true and correct by an Authorized Person, of a consent given by Mayflower L.P. with respect to this Agreement, in form and substance reasonably satisfactory to Lender;

(e)          the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date (except to the extent that such representations and warranties relate solely to an earlier date);

(f)           Borrower shall have paid all expenses incurred by Lender in connection with the execution and delivery of this Agreement, including the fees and expenses of counsel to Lender; and

(g)           all other documents and legal matters in connection with the Transactions contemplated to occur at or prior to the Effective Date shall have been delivered, executed or recorded and shall be in form and substance reasonably satisfactory to Lender.

Borrower shall provide a certificate by an Authorized Person certifying that all conditions precedent set forth above have been fulfilled. Promptly following receipt of such certificate the Lender shall confirm in writing that, in reliance on such certification, all conditions precedent set forth above have been fulfilled to its satisfaction, unless it has reason not to so confirm, in which case Lender shall communicate to the Borrower the reason for its inability to confirm satisfaction of such conditions precedent..

4.           Representations and Warranties of Borrower.

In order to induce Lender to enter into this Agreement, Borrower represents and warrants to Lender (provided that (a) each of the following representations and warranties shall survive the execution and delivery of this Agreement and (b) each of the following representations and warranties other than Section 5.1(e) shall have been qualified by the matters disclosed in the Offering Memorandum) that:

4.1           Corporate Organization and Authority of Borrower and its Subsidiaries; Non-Contravention; Approvals.   (a)   Borrower is a corporation validly existing and in good standing under the laws of the State of New York and has all necessary corporate power and authority to execute, deliver and perform each Loan Document to which it is a party and carry on its business as now being conducted and to own, use and lease its assets and properties. Each Guarantor and each of Borrower’s other Subsidiaries is a corporation, limited liability company, limited partnership or other business entity validly existing and in good standing under the laws of the jurisdiction of its formation, and has all necessary entity-level power and authority to execute, deliver and perform each Loan Document to which it is a party and carry on its business as now being conducted and to own, use and lease its assets and properties.

(b)           The execution and delivery by each Loan Party of the Loan Documents to which it is party and the consummation of the transactions contemplated thereby do not (i) conflict with or result in a breach of any provision of the constituent documents of such Loan Party; (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in the creation of any Lien, the requirement to make any payment or any right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any contract or other instrument of any kind to which Borrower is now a party or by which such Loan Party, the Business or any of its assets or properties may be bound, in each case, which has not been waived or consented to, with such waiver or consent being disclosed in writing to Lender, or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to such Loan Party, the Business or any of its assets or properties, other than in the case of clauses (ii) and (iii) above as would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to any Loan Party in connection with its execution, delivery and performance of the Loan Documents to which it is a party or the consummation of the transactions contemplated thereby. Borrower has (i) delivered to Lender complete and correct copies of the certificate of incorporation and by-laws of Borrower and the equivalent constituent documents of each other Loan Party, and (ii) given Lender the opportunity to review the corporate minute books and stock ledgers of Borrower, each as currently in effect.

(d)           This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.

(e)           This Agreement constitutes, and each other Loan Document when duly executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms.

5.           Covenants.

5.1           Reports to Lender.   (a) Whether or not Borrower is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the Loan remains outstanding, Borrower shall have its annual consolidated financial statements audited by a nationally recognized firm of independent registered accountants and its interim consolidated financial statements reviewed by a nationally recognized firm of independent registered accountants in accordance with Statement on Auditing Standards 100 issued by the American Institute of Certified Public Accountants (or any similar replacement standard). In addition, so long as the Loan is outstanding, Borrower shall furnish to Lender:

(i)          (x) all annual and quarterly financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q if Borrower were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (y) with respect to the annual and quarterly information, a presentation of EBITDA and Adjusted EBITDA of Borrower substantially consistent with the presentation thereof in the Offering Memorandum and derived from such financial information; and (z) with respect to the annual information only, a report on the annual financial statements by Borrower’s independent registered public accounting firm; and

(ii)         all information that would be required to be contained in filings with the SEC on Form 8-K if Borrower were required to file such reports.

All such annual reports shall be furnished within 90 days after the end of the fiscal year to which they relate, and all such quarterly reports shall be furnished within 45 days after the end of the fiscal quarter to which they relate. All such current reports shall be furnished within the time periods specified in the SEC’s rules and regulations for reporting companies under the Exchange Act.

(b)           At Borrower’s option, Borrower shall either (i) distribute such information and such reports (as well as the details regarding the conference call described below) electronically to Lender, and/or (ii) make available such information to Lender by posting such information on Intralinks or any comparable password protected online data system which will require a confidentiality acknowledgement, and Borrower shall provide such password thereto to Lender and make such information readily available to Lender, who agrees to treat such information as confidential to the extent required by Section 16.8. Borrower shall permit Lender to listen to and participate in all quarterly conference calls for holders of Notes and securities analysts to discuss such financial information.

(c)           If Borrower has Designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of Borrower, then the annual and quarterly information required by Section 5.1(a)(i) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries of Borrower.

5.2           Waiver of Stay. Extension or Usury Laws.   Borrower covenants (to the extent that it may lawfully do so) that it shall not, nor shall it permit any Guarantor to, at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive Borrower or any Guarantor from paying all or any portion of the principal of, premium, if any, and/or interest on the Loan as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement or any other Loan Document; and (to the extent that it may lawfully do so) Borrower hereby expressly waives, on its own behalf and for each of the other Loan Parties, all benefit or advantage of such law, and covenants that it will not, nor will it permit any Guarantor to, hinder, delay or impede the execution of any power herein granted to Lender but will suffer and permit the execution of every such power as though no such law had been enacted.

5.3           Compliance Certificate; Notice of Default.   (a) Borrower shall deliver to Lender, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of Borrower and its Subsidiaries during such fiscal year has been made under the supervision of the signing Officers with a view to determining whether Borrower and the Guarantors have kept, observed, performed and fulfilled their obligations under the Loan Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, Borrower and the Guarantors have kept, observed, performed and fulfilled each and every covenant contained in the Loan Documents and are not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action Borrower or the relevant Guarantor is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest on the Loan is prohibited or if such event has occurred, a description of the event and what action Borrower and the Guarantors are taking or propose to take with respect thereto.

(b)           Borrower shall, so long as the Loan remains outstanding, deliver to Lender, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action Borrower and the Guarantors are taking or propose to take with respect thereto.

(c)           Borrower’s fiscal year currently ends on June 30. Borrower shall provide written notice to Lender of any change in its fiscal year.

5.4           Taxes.   Borrower shall, and shall cause each of its Subsidiaries to, pay prior to delinquency all material taxes, assessments, and governmental levies except as contested in good faith and by appropriate proceedings.

5.5           Limitations on Asset Sales.   Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a)           Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale after giving effect to any indemnification, adjustment of purchase price, earn-out or similar adjustment; and

(b)           at least 75% of the total consideration in such Asset Sale consists of cash or Cash Equivalents.

For purposes of clause (b), the following shall be deemed to be cash:

(i)          the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness), accounts payable and accrued expenses of Borrower or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale pursuant to a customary written novation or assumption agreement that releases Borrower or such Restricted Subsidiary from further liability;

(ii)         the amount of any obligations received from such transferee that are due and payable or reasonably expected to be converted by Borrower or such Restricted Subsidiary to cash or Cash Equivalents within 180 days following the closing of such Asset Sale;

(iii)        any Designated Non-cash Consideration received by Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (i) $20,000,000 and (ii) 3.0% of Consolidated Tangible Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose; and

(iv)        the Fair Market Value of (x) any assets (other than securities) received by Borrower or any Restricted Subsidiary to be used by it in a Permitted Business, (y) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by Borrower or (z) a combination of (x) and (y).

As used in clause (iii) above, the term “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by Borrower’s Chief Financial Officer and another Officer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

If at any time any non-cash consideration received by Borrower or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 5.5.

(c)            If Borrower or any Restricted Subsidiary engages in an Asset Sale, Borrower or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, if and to the extent permitted by agreements and instruments establishing, evidencing, securing or otherwise related to Senior Debt, apply all or any of the Net Available Proceeds therefrom to:

(i)          repay (whether pursuant to a net proceeds offer or otherwise) Senior Debt or Senior Guarantor Debt, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

(ii)         repay any Indebtedness which was secured by the assets sold in such Asset Sale;

(iii)        (x) invest all or any part of the Net Available Proceeds thereof in assets (other than securities) to be used by Borrower or any Restricted Subsidiary in the Permitted Business, (y) acquire Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (z) a combination of (x) and (y);

(iv)        prepay the Loan (and redeem Pari Passu Indebtedness) in accordance with the procedures described in this Section 5.5 and otherwise in this Agreement; and/or

(v)         in the case where the assets that were the subject of such Asset Sale are the assets of a Foreign Subsidiary, to repay Indebtedness of any Foreign Subsidiary.

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

(d)         When the aggregate amount of Excess Proceeds equals or exceeds $10,000,000, Borrower shall, if and to the extent permitted by agreements and instruments establishing, evidencing, securing or otherwise related to Senior Debt, make an offer to prepay the Loan and shall prepay or redeem, as the case may be (or make an offer to do so), any Pari Passu Indebtedness of Borrower the provisions of which require Borrower to prepay or redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of the Loan and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(i)          Borrower shall (A) make an offer (a “Net Proceeds Offer”) to prepay Lender (a “Net Proceeds Prepayment”) in accordance with the procedures set forth in this Agreement, and (B) prepay or redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the then-outstanding Loan and such other Indebtedness required to be prepaid or redeemed, the maximum principal amount of the Loan and Pari Passu Indebtedness that may be prepaid or redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(ii)         any such Net Proceeds Prepayment shall be made subject to the requirements of this clause (d) and paragraph (b) of Section 2.9;

(iii)        the prepayment or redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness; and

(iv)        upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

(e)          To the extent that the sum of the amount of any Net Proceeds Prepayment paid to Lender and the aggregate Pari Passu Indebtedness Price paid to the holders of Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Excess”), Borrower may use the Net Proceeds Excess, or a portion thereof, for general corporate purposes, subject to the provisions of the Loan Documents.

(f)           Borrower shall conduct any Net Proceeds Offer substantially simultaneously with any similar offer required pursuant to Borrower’s debt securities and shall comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations, in connection with any such offer relating to Borrower’s debt securities and/or any prepayments or redemptions of Pari Passu Indebtedness pursuant to such related prepayment or redemption offers. To the extent that the provisions of any securities laws or regulations conflict with Borrower’s obligations in this Section 5.5 or in respect of such related prepayment or redemption offers, Borrower shall comply with the applicable securities laws and regulations, shall continue to conduct any Net Proceeds Offer substantially simultaneously with such related prepayment or redemption offer and shall not be deemed to have breached its obligations under this Section 5.5 by virtue thereof.

5.6          Conduct of Business.   Borrower shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

5.7          Additional Guarantees.   If, after the Effective Date, (a) Borrower or any Restricted Subsidiary shall acquire or create another Subsidiary (other than a Foreign Subsidiary or a Subsidiary that has been designated an Unrestricted Subsidiary) or desires to cause a Foreign Subsidiary to be a Guarantor, or (b) any Unrestricted Subsidiary is Redesignated a Restricted Subsidiary (other than a Foreign Subsidiary), then, in each such case, Borrower shall cause such Restricted Subsidiary to execute and deliver to Lender a supplement to the Guaranty or any other guarantee in form and substance satisfactory to Lender, pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Obligations (all such supplements or other guarantees shall be deemed to be part of the “Guaranty” for all purposes of this Agreement).

5.8          Limitations on Designation of Unrestricted Subsidiaries.   (a) Borrower may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of Borrower as an “Unrestricted Subsidiary” under this Agreement and the other Loan Documents (a “Designation”) only if:

(i)          no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(ii)         Borrower would be permitted to make, at the time of such Designation, (x) a Permitted Investment (as defined in the Indenture 2) or (y) an Investment pursuant to Section 4.08 of the Indenture 2, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of Borrower’s proportionate interest in such Subsidiary on such date.

(b)          No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(i)          has no Indebtedness other than Non-Recourse Debt;

(ii)         is not party to any agreement, contract, arrangement or understanding with Borrower or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to Borrower or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;

(iii)        is a Person with respect to which neither Borrower nor any Restricted Subsidiary has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(iv)        has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Borrower or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by Borrower or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to Borrower or any Restricted Subsidiary.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement or any other Loan Document and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time.

(c)          Borrower may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(i)          no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(ii)         all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Agreement or any other Loan Document.

(d)          All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of Borrower, delivered to Lender certifying compliance with the foregoing provisions.

5.9          Maintenance of Properties; Insurance; Compliance with Law.

(a)           Borrower shall, and shall cause each of its Restricted Subsidiaries to, at all times cause all properties used or useful in the conduct of their business to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment, and shall cause to be made all necessary repairs, renewals, replacements, necessary betterments and necessary improvements thereto.

(b)           Borrower shall maintain, and shall cause to be maintained for each of its Restricted Subsidiaries, insurance covering such risks as are usually and customarily insured against by corporations similarly situated in the markets where Borrower and the Restricted Subsidiaries conduct operations, in such amounts as shall be customary for corporations similarly situated and with such deductibles and by such methods as shall be customary and reasonably consistent with past practice.

(c)            Borrower shall, and shall cause each of its Subsidiaries to, comply with all statutes, laws, ordinances or government rules and regulations to which they are subject, non-compliance with which would materially adversely affect the business, earnings, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole.

5.10         Payments for Consent.   Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes at any time Borrower is seeking a substantially similar consent, waiver or amendment of any of the terms of this Agreement or any other Loan Document, unless consideration is offered to be paid or agreed to be paid to the Lender, in the same time frame set forth in the noteholder solicitation documents relating to such consent, waiver or agreement, in equal amounts per each whole $1,000 in outstanding principal amount under the Loan and such Notes, as applicable; provided, however, that the foregoing provisions of this Section 5.10 shall not prohibit, or require any payment of any consideration to Lender under this Section 5.10 in connection with, payments pursuant to any of the Transactions or made in a manner consistent with the information under the caption “Use of Proceeds” (other than general corporate purposes) in the Offering Memorandum.

5.11         Legal Existence.   Subject to Section 5.13, Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, and the corporate, partnership or other existence of each Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of Borrower and its Restricted Subsidiaries; provided that Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries if the Board of Directors of Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to Lender.

5.12         Change of Control Offer.

(a)            If and to the extent permitted by agreements and instruments establishing, evidencing, securing or otherwise related to Senior Debt, upon the occurrence of a Change of Control, unless Borrower shall have given a notice of prepayment for 100% of the aggregate principal amount of the Loan outstanding, Borrower shall be obligated to make an offer (the “Change of Control Offer”) to prepay (a “Change of Control Prepayment”) the Loan in full, together with payment of any Applicable Prepayment Premium, subject to the requirements of this Section 5.12 and paragraph (b) of Section 2.9. The Change of Control Offer shall remain open at least until (i) if Borrower is required under the Indenture to offer to redeem Notes upon the occurrence of such Change of Control, the last day on which any such offer remains open, or (ii) otherwise, for at least 20 Business Days and until the close of business on the Change of Control Payment Date. Any such Change of Control Prepayment shall be made on a Business Day (the “Change of Control Payment Date”) no later than (x) if Borrower is required under the Indenture to redeem Notes upon the occurrence of such Change of Control, the first day on which Borrower is so required to redeem Notes, or (y) otherwise, 63 days following the occurrence of the Change of Control.

(b)            Within 30 days following the date upon which a Change of Control occurs (the “Change of Control Date”), Borrower shall send, by first class mail, a notice to Lender, which notice shall govern the terms of the Change of Control Offer. The notice to Lender shall contain all instructions and materials necessary to enable Lender to accept the Change of Control Offer.

(c)         Borrower’s obligation to make a Change of Control Offer shall be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by Borrower and makes any Change of Control Prepayment required with respect thereto.

(d)         Borrower shall conduct any Change of Control Offer substantially simultaneously with any similar offer required pursuant to Borrower’s debt securities and shall comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations, in connection with any such offer relating to Borrower’s debt securities and/or any prepayments or redemptions of Notes pursuant to such related prepayment or redemption offers. To the extent that the provisions of any securities laws or regulations conflict with Borrower’s obligations under this Section 5.12 or in respect of such related prepayment or redemption offers, Borrower shall comply with the applicable securities laws and regulations, shall continue to conduct any Change of Control Offer substantially simultaneously with such related prepayment or redemption offer and shall not be deemed to have breached its obligations under this Section 5.12 by virtue thereof.

5.13       Limitations on Mergers. Consolidations, etc..   (a) Borrower shall not, directly or indirectly, in a single transaction or a series of related transactions, (i) consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of Borrower or Borrower and the Restricted Subsidiaries (taken as a whole) or (ii) adopt a Plan of Liquidation unless, in either case:

(y)         either:

(A)          Borrower will be the surviving or continuing Person; or

(B)          the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia or the State of Israel, or is another guarantor of the Notes, and the Successor expressly assumes, by agreements in form and substance reasonably satisfactory to Lender, all of the obligations of Borrower under this Agreement and the other Loan Documents; and

(z)         immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (y)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing.

(b)            For purposes of this Section 5.13, any Indebtedness of the Successor which was not Indebtedness of Borrower immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(c)            Except as provided in the Guaranty, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(i)           either:

(x)            such Guarantor will be the surviving or continuing Person; or

(y)            the Person formed by or surviving any such consolidation or merger is another Guarantor, Borrower, another guarantor of the Notes or assumes, by agreements in form and substance reasonably satisfactory to Lender, all of the obligations of such Guarantor under the Guaranty; and

(z)            immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

(d)          For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of Borrower, will be deemed to be the transfer of all or substantially all of the properties and assets of Borrower.

(e)          Upon any consolidation, combination or merger of Borrower or a Guarantor, or any transfer of all or substantially all of the assets of Borrower in accordance with the foregoing, in which Borrower or such Guarantor is not the continuing obligor under the applicable Loan Documents, the surviving entity formed by such consolidation or into which Borrower or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, Borrower or such Guarantor under the applicable Loan Documents, with the same effect as if such surviving entity had been named therein as Borrower or such Guarantor, as the case may be, and, except in the case of a lease, Borrower or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Loan or in respect of the Guaranty, as the case may be, and all of Borrower’s or such Guarantor’s other obligations and covenants under this Agreement, the Guaranty and any other applicable Loan Document.

(f)           Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to Borrower or another Restricted Subsidiary.

(g)          Upon any consolidation or merger, or any transfer of all or substantially all of the assets of Borrower or any Restricted Subsidiary in accordance with the foregoing, the successor entity formed by such consolidation or into which Borrower is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Borrower or such Restricted Subsidiary under this Agreement with the same effect as if such successor entity had been named as Borrower or such Restricted Subsidiary herein, and thereafter the predecessor entity shall be relieved of all obligations and covenants under this Agreement.

6.            Events of Default.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

6.1          Failure by Borrower to pay interest on the Loan when it becomes due and payable and the continuance of any such failure for 30 days (whether or not such payment is prohibited by the subordination provisions of Indenture 2 or this Agreement);

6.2          Failure by Borrower to pay the principal on the Loan when it becomes due and payable, whether at stated maturity, upon acceleration, upon mandatory prepayment or otherwise (whether or not such payment is prohibited by the subordination provisions of Indenture 2 or this Agreement);

6.3          Failure by Borrower to comply with Section 5.13 or in respect of its obligations to make a Change of Control Offer;

6.4          Failure by Borrower to comply with any other agreement or covenant in this Agreement and the continuance of any such failure for 60 days after notice of the failure has been given to Borrower by Lender;

6.5          A default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of Borrower, or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the date hereof, which default:

(a)         is caused by a failure to pay at final maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof,

(b)         results in the acceleration of such Indebtedness prior to its express final maturity, or

(c)         results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $10,000,000 or more;

6.6          One or more judgments or orders that exceed $10,000,000 in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against Borrower or any Restricted Subsidiary and such judgment or judgments have not been satisfied, discharged, bonded (by providing insurance, letters of credit or other financial assurance), stayed or stayed pending appeal, annulled or rescinded within 60 days of being entered;

6.7          Borrower or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or (d) makes a general assignment for the benefit of its creditors;

6.8          A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against Borrower or any Significant Subsidiary as debtor in an involuntary case, (b) appoints a Custodian of Borrower or any Significant Subsidiary or a Custodian for all or substantially all of the assets of Borrower or any Significant Subsidiary, or (c) orders the liquidation of Borrower or any Significant Subsidiary, and, in any such case, the order or decree remains unstayed and in effect for 60 days; or

6.9          The Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Guaranty and this Agreement) with respect to any Significant Subsidiary, or is declared null and void and unenforceable or found to be invalid with respect to any Significant Subsidiary, or any Guarantor denies its liability under the Guaranty (other than by reason of release of a Guarantor from the Guaranty in accordance with the terms of this Agreement and the Guaranty).

7.           Lender’s Rights and Remedies.

7.1           Rights and Remedies.   Upon the occurrence, and during the continuation, of an Event of Default, Lender (at its election but without notice of its election and without demand) may do any one or more of the following, all of which are authorized by Borrower:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)           Terminate this Agreement and any of the other Loan Documents as to any liability or obligation of Lender, but without affecting the Obligations or the obligations of any Guarantor;

(c)           Without notice to Borrower or any other Loan Party (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the UCC), set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of any Loan Party held by Lender; and/or

(d)            all other rights and remedies available to Lender at law or in equity or pursuant to any other Loan Documents;

provided, however, that upon the occurrence of any Event of Default described in Section 6.7 or Section 6.8, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by Lender, the Obligations then outstanding, together with all accrued and unpaid interest thereon, and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

7.2          Remedies Cumulative.   The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

7.3          Acceleration.   In the event of an acceleration declaration of the Loan because an Event of Default described in Section 6.5 has occurred and is continuing, the acceleration declaration shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to Section 6.5 shall be remedied or cured by Borrower or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the acceleration declaration with respect thereto and if (a) the annulment of the acceleration of the Loan would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Loan that became due solely because of the acceleration of the Loan, have been cured or waived.

8.           Waivers; Indemnification.

8.1           Demand; Protest; etc.   Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

8.2           Indemnification.   Borrower shall pay, indemnify, defend, and hold the Lender-Related Persons and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Loan Parties’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the Loan (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 8.2 with respect to (w) any costs or expenses incurred to comply with any tax treaty or other law relating to or affecting payment of Taxes, (x) any withholding or other Taxes related to payment of any of the Obligations (but without limitation of Section 13), (y) any other costs, expenses, fees or charges to the extent (i) the same are expressly required to be paid by, or are otherwise expressly allocated as the responsibility of, Lender under any of the Loan Documents or (ii) the responsibility of Borrower to pay or assume any such other cost, expense, fee or charge is expressly limited under any of the Loan Documents, or (z) any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

9.           Notices.

Unless otherwise provided in this Agreement, all notices or demands by Borrower or any other Loan Party, on the one hand, or Lender, on the other hand, to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Lender, as applicable, may designate to each other in accordance herewith), or facsimile to Borrower or Lender, at its address set forth below:

If to Borrower or any other Loan Party:

Phibro Animal Health Corporation

65 Challenger Road

Ridgefield Park, NJ 07660

U.S.A.

Attn: Richard G. Johnson

Fax No. +1-201-944-5937

Email Address: richard.johnson@pahc.com

with copies to:

Phibro Animal Health Corporation

65 Challenger Road

Ridgefield Park, NJ  07660

U.S.A.

Attn:  General Counsel

Fax No. +1-201-329-7041

Email Address:  Thomas.Dagger@pahc.com

and:

Golenbock Eiseman Assor Bell & Peskoe LLP

437 Madison Avenue

New York, New York  10022

U.S.A.

Attn:  Lawrence M. Bell, Esq.

Fax No. +1-212-754-0330

Email Address:  LBell@golenbock.com

If to Lender:

BFI Co., LLC

c/o Phibro Animal Health Corporation

65 Challenger Road

Ridgefield Park, NJ  07660

U.S.A.

Attn:  Dani Bendheim

Fax No. +1-201-944-5937

Email Address:  dbendheim@pahc.com

with a copy to:

Golenbock Eiseman Assor Bell & Peskoe LLP

437 Madison Avenue

New York, New York  10022

U.S.A.

Attn:  Lawrence M. Bell, Esq.

Fax No. +1-212-754-0330

Email Address:  LBell@golenbock.com

Any party may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 9 shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail.

10.          Choice of Law and Venue; Jury Trial Waiver.

(a)            THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE

CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH PROPERTY MAY BE FOUND. EACH OF THE PARTIES HERETO WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11(b).

(c)           EACH OF THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF THE PARTIES HERETO REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.          Assignments and Participations; Successors.

11.1         Assignments and Participations. (a) Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations and the other rights and obligations of Lender hereunder and under the other Loan Documents; provided, however, that Borrower may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower by Lender and the Assignee, and (ii) Lender and its Assignee have delivered to Borrower an Assignment and Acceptance.

(b)           From and after the date that Borrower has received an executed Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release Lender from obligations that survive the termination of this Agreement, including Lender’s obligations under Section 13 and Section 16.8 of this Agreement.

(c)           By executing and delivering an Assignment and Acceptance, Lender and the Assignee thereunder confirm and agree as follows: (i) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, and (ii) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           Immediately upon Lender’s receipt of the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Loan arising therefrom. The portion of the Loan allocated to the Assignee shall reduce the portion of the Loan allocated to the assigning Lender pro tanto.

(e)           Lender may at any time sell to one or more Eligible Transferees (a “Participant”) participating interests in its Obligations and the other rights and interests of Lender hereunder and under the other Loan Documents; provided, however, that (i) Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) Lender shall not transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder (including Covered Taxes) shall be determined as if Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through Lender and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Borrower, any other Loan Party or any other Subsidiary of Borrower, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by Lender.

(f)            In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 16.8, disclose all documents and information which it now or hereafter may have relating to the Loan Parties and their respective businesses. For the avoidance of doubt, the preceding sentence shall not override, or otherwise vary, any confidentiality provision of any other instrument to which both Borrower and Lender are party.

11.2       Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 11.1 hereof and, except as expressly required pursuant to Section 11.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

12.          Amendments; Waivers.

12.1       Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by Lender, Borrower and each Guarantor and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12.2       No Waivers; Cumulative Remedies. No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by the Loan Parties of any provision of the Loan Documents. Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

13.          Withholding Taxes.

13.1       Withholding Taxes. (a) If Borrower or any Guarantor in its reasonable discretion determines that it may be obligated to withhold Tax with respect to any payment made by it under this Agreement or any other Loan Document, Lender hereby agrees that the applicable payor may withhold from such payment the appropriate amount of Tax. Borrower agrees to timely pay, or cause to be paid, all amounts so withheld to the applicable Governmental Authority.

(b)         If Lender is a “foreign person” within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding Tax under Sections 1441 or 1442 of the Code, Lender agrees with and in favor of Borrower, to deliver to Borrower:

(i)          if Lender claims an exemption from withholding Tax pursuant to the portfolio interest exception, (A) a statement of Lender, signed under penalty of perjury, that it is neither a (I) a “bank” as described in Section 881(c)(3)(A) of the Code, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the Code), nor (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the Code, and (B) a properly completed and executed IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Borrower;

(ii)         if Lender claims an exemption from, or a reduction of, withholding Tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Borrower;

(iii)        if Lender claims that interest paid under this Agreement is exempt from United States withholding Tax because it is effectively connected with a United States trade or business of Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Borrower; and

(iv)        such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding Tax.

Lender agrees promptly to notify Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)          If Lender claims exemption from, or reduction of, withholding Tax under a United States tax treaty by providing IRS Form W-8BEN and Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations, Lender agrees to notify Borrower without delay of the percentage amount in which it is no longer the beneficial owner. To the extent of such percentage amount, Borrower will treat Lender’s IRS Form W-8BEN as no longer valid.

(d)          All payments made by Borrower or any other Loan Party hereunder or under any promissory note or other Loan Document will be made without setoff, counterclaim, or other defense except as required by applicable law. All such payments will be made free and clear of, and without deduction or withholding for, any Covered Taxes, except to the extent such deduction or withholding is required by applicable law. If any Covered Taxes are so levied or imposed, if and to the extent permitted by agreements and instruments establishing, evidencing, securing or otherwise related to Senior Debt, Borrower agrees to pay the full amount of such Covered Taxes, and any such additional amounts as may be necessary, so that every payment of all amounts due under this Agreement or under any promissory note, including any amount paid pursuant to this Section 13.1(d) after withholding or deduction for or on account of any Covered Taxes, will not be less than the amount provided for herein but for such levy or imposition of Covered Taxes; provided, however, that any such necessary additional amounts shall be limited by the exclusions set forth in clauses (a) through (c) of the definition of Covered Taxes. Borrower will furnish to Lender as promptly as possible after the date the payment of any Covered Taxes are due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

(e)           If Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.1(d), then Lender shall use reasonable efforts to assign its rights and obligations hereunder to an Affiliate or otherwise negotiate in good faith to restructure the Loan if, in the judgment of Lender, such assignment or restructuring (i) would eliminate or reduce amounts payable pursuant to Section 13.1(d) in the future and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such assignment or restructuring.

(f)           If, the provisions of clause (d) above notwithstanding, Borrower is required to pay any additional amount to Lender or any Governmental Authority for the account of Lender pursuant to Section 13.1(d), then Borrower may prepay the Loan in accordance with Section 2.9(a), without regard to whether the Loan could then otherwise be prepaid pursuant to that section and without payment of any Applicable Prepayment Premium.

(g)          If, at any time following a Change in U.S. Tax Treaty, Borrower is or would be required to pay to Lender an additional amount in respect of a Covered Tax under Section 13.1(d), Borrower shall provide Lender written notice thereof. During the thirty (30) days following receipt of such notice by

Lender, representatives of Lender and Borrower shall explore such reasonable commercial efforts and other re-structuring alternatives. If after the expiration of such thirty (30) day period, Lender and Borrower shall not have agreed that such additional amount can be avoided, Borrower shall be entitled at any time thereafter to prepay (a “Change in U.S. Tax Treaty Prepayment”) the Loan in full, subject to the requirements of this Section 13.1(g) and paragraph (b) of Section 2.9, without regard to whether the Loan could then otherwise be prepaid pursuant to that section and without payment of any Applicable Prepayment Premium.

(h)           Borrower shall maintain a register with respect to the Loan so that it is considered to be “in registered form” as such phrase is used in Section 871(h)(2)(B)(i) of the Code.

14.          Guaranty Provisions.

14.1         Guaranty.

(a)           Subject to the provisions of this Section 14, each Guarantor, by execution of this Agreement, jointly and severally, unconditionally guarantees (collectively, the “Guaranty”) to Lender (i) the due and punctual payment of the principal of and interest on the Loan, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of and interest on the Loan, to the extent lawful, and the due and punctual payment of all other Obligations, all in accordance with the terms of the Loan Documents, and (ii) in the case of any extension of time of payment or renewal of the Loan or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at stated maturity, by acceleration or otherwise. Each Guarantor, by execution of this Agreement, agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any Loan Document, any failure to enforce the provisions of any such Loan Document, any waiver, modification or indulgence granted to Borrower with respect thereto by Lender, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or such Guarantor.

(b)           Each Guarantor hereby waives diligence, presentment, demand for payment, filing of claims with a court in the event of merger or bankruptcy of Borrower, any right to require a proceeding first against Borrower, protest or notice with respect to the Loan Documents or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guaranty will not be discharged as to the Loan except by payment in full of the principal thereof and interest thereon. Each Guarantor hereby agrees that, as between such Guarantor, on the one hand, and Lender, on the other hand, (i) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 7 for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Obligations as provided in Section 7, such Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guaranty.

14.2         Execution and Delivery of Guaranty.

(a)           To further evidence the Guaranty set forth in Section 14.1, each Guarantor hereby agrees that a notation of such Guaranty, substantially in the form included in Exhibit B (the “Notation of Guaranty”), shall be endorsed on any promissory note or notes delivered pursuant to clause (d) of Section 2.2, and such Notation of Guaranty shall be executed by either manual or facsimile signature of an Officer or an Officer of a general partner, as the case may be, of each Guarantor. The validity and enforceability of the Guaranty shall not be affected by the fact that it is not affixed to any particular such promissory note.

(b)           Each of the Guarantors hereby agrees that the Guaranty set forth in Section 14.1 shall remain in full force and effect notwithstanding any failure to endorse on each such promissory note a notation of such Guaranty.

(c)           If an officer of a Guarantor whose signature is on this Agreement or a Notation of Guaranty no longer holds that office at the time Borrower authenticates the promissory note on which such Guaranty is endorsed or at any time thereafter, such Guarantor’s Guaranty of such promissory note shall be valid nevertheless.

(d)           The delivery of any promissory note by Lender, after the authentication thereof hereunder, shall constitute due delivery of the Guaranty set forth in this Agreement on behalf of the Guarantor.

14.3         Subordination of Guarantees. The obligations of each Guarantor under its Guaranty pursuant to this Section 14 shall be junior and subordinated to the prior payment in full of the Guarantor Senior Debt of such Guarantor in cash (including the termination or cash collateralization of all outstanding letters of credit and bank product obligations pursuant to the terms, if any, of the documents evidencing such Senior Debt) on the same basis as the Notes 2 are junior and subordinated to Senior Debt of Borrower. For the purposes of the foregoing sentence, Lender shall have the right to receive and/or retain payments by any of the Guarantors only at such times as Lender may receive and/or retain payments in respect of the Loan pursuant to this Agreement, including Section 15. Anything herein to the contrary notwithstanding, the payment of the Guaranty and the exercise of any right or remedy with respect to the Guaranty, and certain of the rights of Lender are subject to the provisions of the Intercreditor Agreement dated as of January 29, 2009 (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”), by and between Wells Fargo Foothill, Inc., as Senior Agent, and BFI Co., LLC, as Junior Lender. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

14.4         Limitation of Guarantee. The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under the Guaranty or pursuant to its contribution obligations under this Agreement, result in the obligations of such Guarantor under the Guaranty not constituting a fraudulent conveyance or fraudulent transfer under Israeli, or United States federal or state law. Each Guarantor that makes a payment or distribution under the Guaranty shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

14.5         Release of Guarantor.

(a)           A Guarantor shall be released from its obligations under the Guaranty and its obligations under this Agreement:

(i)          in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Guarantor then held by Borrower and the Restricted Subsidiaries, in each case in accordance with the terms of this Agreement; or

(ii)         if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of this Agreement,

upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

(iii)        upon satisfaction and discharge of this Agreement or payment in full of the principal of, premium, if any, accrued and unpaid interest on the Loan and all other Obligations that are then due and payable;

and in each such case, Borrower has delivered to Lender an Officers’ Certificate stating that all conditions precedent herein provided for relating to such transactions have been complied with and that such release is authorized and permitted hereunder.

(b)          Lender shall execute any documents reasonably requested by Borrower or a Guarantor in order to evidence the release of such Guarantor from its obligations under the Guaranty endorsed on any promissory note or notes delivered pursuant to clause (d) of Section 2.2 and under this Section 14.

14.6        Waiver of Subrogation.   Each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against Borrower that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under the Guaranty and this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of Lender against Borrower, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or promissory note on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Loan shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, Lender, and shall forthwith be paid to Lender to be credited and applied upon the Loan, whether matured or unmatured, in accordance with the terms of this Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Loan and that the waiver set forth in this Section 14.6 is knowingly made in contemplation of such benefits.

15.          Subordination of Notes.

15.1        Agreement to Subordinate.   The Borrower and Lender agree, that the Loan is subordinated in right of payment, to the extent and in the manner provided in this Section 15, to the prior payment in full in cash of all Senior Debt (including the termination or cash collateralization of all outstanding letters of credit and bank product obligations pursuant to the terms, if any, of the documents evidencing such Senior Debt) (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of and enforceable by the holders of Senior Debt, including Senior Debt incurred after the date of this Agreement. Anything herein to the contrary notwithstanding, the repayment of the Loan and the exercise of any right or remedy with respect to the Loan, and certain of the rights of Lender are subject to the provisions of the Intercreditor Agreement dated as of January 29, 2009 (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercredit or Agreement”), by and between Wells Fargo Foothill, Inc., as Senior Agent, and BFI Co., LLC, as Junior Lender. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

15.2        Liquidation; Dissolution; Bankruptcy.

(a)          The holders of Senior Debt shall be entitled to receive payment in full in cash of all Obligations outstanding in respect of Senior Debt (including the termination or cash collateralization of all outstanding letters of credit and bank product obligations pursuant to the terms, if any, of the documents evidencing such Senior Debt) before the Lender will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on or relating to this Agreement (other than in Permitted Junior Securities) in the event of any distribution to creditors of Borrower:

(1)         in a total or partial liquidation, dissolution or winding up of Borrower;

(2)         in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Borrower or its assets;

(3)         in an assignment for the benefit of creditors; or

(4)         in any marshalling of Borrower’s assets and liabilities; and

(b)          If a payment or distribution is made to the Lender that, due to the subordination provisions with respect to the Loan and the Guarantees, should not have been made to Lender, Lender is required to hold it in trust for the holders of the Senior Debt and pay the payment or distribution over to the holders of the Senior Debt, as their interests may appear.

A distribution may consist of cash, securities or other property, by set-off or otherwise.

15.3        Default on Designated Senior Debt.

(a)          Borrower may not make any payment or distribution of any kind or character to Lender with respect to any Obligations on or relating to the Loan and may not acquire from Lender all or any portion of the Loan for cash or property (other than (i) Permitted Junior Securities and (ii) payments and other distributions made from any defeasance trust created pursuant to Section 9.01 or Section 9.04 of the Indenture 2, in each case in accordance with the terms of this Agreement including, without limitation, this Section 15) until all principal and other Obligations with respect to the Senior Debt have been paid in full if:

(1)         a default (whether at stated maturity, upon acceleration or otherwise) in the payment of any principal or other Obligations with respect to Senior Debt occurs and is continuing; or

(2)         any other default, other than a payment default, on any Designated Senior Debt occurs and is continuing that then permits holders of such Designated Senior Debt to accelerate its maturity and Lender receives a notice of the default (a “Payment Blockage Notice”) from the Representative of such Designated Senior Debt. If Lender receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice shall be effective for purposes of this Section unless and until at least 360 days shall have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to Lender shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing will constitute a new default for purposes of this clause (2).

(b)          Borrower may and shall resume payments on and distributions in respect of this Agreement and the Loan and may acquire all or any portion of the Loan upon the earlier of:

(i)          in the case of a payment default (whether at stated maturity, upon acceleration or otherwise), the date upon which all payment defaults are cured or waived in accordance with the terms of the applicable Senior Debt, and

(ii)         in the case of a default referred to in clause (2) of Section 15.3(a), the earliest of (x) the date on which all such non-payment defaults are cured or waived (as evidenced by written notice to Lender from the Representative for such Designated Senior Debt), (y) 179 days after the date on which the applicable Payment Blockage Notice is received or (z) the date on which Lender receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless, in the case of clause (x), (y) or (z), the maturity of any Designated Senior Debt has been accelerated.

In the event that the Designated Senior Debt is accelerated because of a default other than a payment default thereunder in accordance with the terms of such Designated Senior Debt, and such acceleration has not been rescinded, then the failure to make the payment required arising from such acceleration shall constitute a payment default.

15.4        Acceleration of Securities. If payment of the Loan is accelerated because of an Event of Default, Borrower shall promptly notify the Representative of the Designated Senior Debt of such acceleration.

15.5        When Distribution Must Be Paid Over.

(a)          In the event that Lender receives any payment of any Obligations with respect to the Loan (other than Permitted Junior Securities or payments and other distributions made from the defeasance trust described under Article Nine of Indenture 2) when the payment is prohibited by Section 15.3, such payment shall be held by Lender, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt as their interests may appear or their Representative under the Indenture 2 or other agreement (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

(b)          With respect to the holders of Senior Debt, Lender undertakes to perform only such obligations on the part of Lender as are specifically set forth in this Section 15, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Agreement against Lender. Lender shall not be deemed to owe any fiduciary duty to the holders of Senior Debt, and shall not be liable to any such holders if Lender shall pay over or distribute to or on behalf of holders of Senior Debt or Borrower or any other Person money or assets to which any holders of Senior Debt shall be entitled by virtue of this Section 15, except if such payment is made as a result of the willful misconduct or gross negligence of Lender.

15.6        Notice by Borrower. Borrower shall promptly notify Lender of any facts known to Borrower that would cause a payment of any Obligations with respect to the Loan hereunder to violate this Section 15, but failure to give such notice shall not affect the subordination of the Loan hereunder to the Senior Debt as provided in this Section 15.

15.7       Subrogation.   After all Senior Debt is paid in full and until the Loan is paid in full, Lender shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Loan) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to Lender have been applied to the payment of Senior Debt.  A distribution made under this Section 15 to holders of Senior Debt that otherwise would have been made to Lender is not, as between Borrower and Lender, a payment by Borrower on the Loan.

15.8       Relative Rights.  This Section 15 defines the relative rights of Lender and holders of Senior Debt. Nothing in this Agreement shall:

(a)           impair, as between Borrower and Lender, the obligation of Borrower, which is absolute and unconditional, to pay principal of and interest on the Loan in accordance with the terms hereof;

(b)          affect the relative rights of Lender and creditors of Borrower other than their rights in relation to holders of Senior Debt; or

(c)          prevent Lender from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to the Lender.

If Borrower fails because of this Section 15 to pay principal of or interest on the Loan on the due date, the failure is still a Default or Event of Default.

15.9       Subordination May Not Be Impaired by Borrower. No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by this Agreement shall be impaired by any act or failure to act by Borrower or Lender or by the failure of Borrower or Lender to comply with this Indenture.

15.10     Distribution or Notice to Representative.

(a)           Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.

(b)           Upon any payment or distribution of assets of Borrower referred to in this Section 15, Lender shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to Lender for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 15.

15.11     Rights of Lender.

(a)           Notwithstanding the provisions of this Section 15 or any other provision of this Agreement, Lender shall not be charged with knowledge of the existence of any facts that would prohibit the collecting of any payment or distribution to Lender, and Lender may continue to collect payments on the Loan, unless Lender shall have received at least five Business Days’ prior to the date of such payment written notice of facts that would cause the collection of any Obligations with respect to the Loan to violate this Section 15. Only Borrower or a Representative may give the notice.

(b)           Lender may hold Senior Debt with the same rights it would have if it were not the Lender hereunder.

16.          General Provisions.

16.1         Effectiveness.   This Agreement shall be binding and deemed effective when executed and delivered by Borrower and Lender.

16.2         Section Headings.   Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.3         Interpretation.   Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

16.4         Severability of Provisions.   Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

16.5         Amendments in Writing.   This Agreement only can be amended by a writing in accordance with Section 12.1.

16.6         Counterparts; Execution by Electronic Transmission.   This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by electronic transmission also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

16.7         Revival and Reinstatement of Obligations.   If the incurrence or payment of the Obligations by any Loan Party or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of any Bankruptcy Law relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of the Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.8         Confidentiality.   Lender agrees that material, non-public information regarding the Loan Parties, their operations, assets, and existing and contemplated business plans shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons other than the Loan Parties, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to Lender, (b) to Subsidiaries and Affiliates of Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.8, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. For the avoidance of doubt, the preceding sentence shall not override, or otherwise vary, any confidentiality provision of any other instrument to which both Borrower and Lender are party. The provisions of this Section 16.8 shall survive for 2 years after the payment in full of the Obligations. Anything contained herein or in any other Loan Document to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the United States federal tax structure or United States federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the United States federal tax structure and United States federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment). The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.

16.9         Release of Certain Prior Guarantors. Each party hereto, upon and subject to the satisfaction of the conditions precedent set forth in Section 3.1 above, hereby releases each of Abic Biological Laboratories Ltd., an Israeli corporation, and Abic Veterinary Products Ltd., an Israeli corporation, (a) from its guaranty of the “Obligations” as defined in the Original Agreement, without recourse, representation or warranty whatsoever, and (b) from any other obligation it may have as a guarantor or otherwise under or with respect to the Loan Documents or the Original Agreement (including without limitation with respect to the “Obligations” as defined in the Original Agreement), in each case whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

16.10       Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof; provided, however, that nothing herein shall in any way prejudice Lender’s rights under the Original Agreement with respect to any breach of a representation or warranty contained in Section 5 of the Original Agreement, which representations and warranties shall be incorporated herein by reference as though set forth herein, it being understood that such representations and warranties were made as of the date of the Original Agreement or the Closing Date, as applicable, and shall not be deemed to be made or repeated as of the date hereof.

16.11       USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended from time to time, together with the rules and regulations promulgated thereunder, the “Patriot Act”) hereby notifies

Borrower and each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and such Guarantor, which information includes the name and address of Borrower and such Guarantor and other information that will allow Lender to identify Borrower and such Guarantor in accordance with the Patriot Act. Borrower and each Guarantor agrees to take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such instruments and documents as Lender may reasonably require from time to time in order to enable Lender to comply with the Patriot Act.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PHIBRO ANIMAL HEALTH CORPORATION, as Borrower

By:	/s/ David C. Storbeck
Name: David C. Storbeck
Title: Vice President

GUARANTORS:

PRINCE AGRI PRODUCTS, INC.
PHIBROCHEM, INC.
PHIBRO ANIMAL HEALTH HOLDINGS, INC.
PHIBRO CHEMICALS, INC.
WESTERN MAGNESIUM CORP.
C.P. CHEMICALS, INC.
PHILIPP BROTHERS CHEMICALS, INC.
PHIBROWOOD, LLC
PHIBRO-TECH, INC.
FIRST DICE ROAD COMPANY, A CALIFORNIA

LIMITED PARTNERSHIP
By:	WESTERN MAGNESIUM CORP.,
its General Partner

By:	/s/ David C. Storbeck
Name: David C. Storbeck
Title: Vice President

BFI CO., LLC,
as Lender

By:	/s/ Jack C. Bendheim
Name: Jack C. Bendheim
Title: Class A Manager

[SIGNATURE PAGE TO AMENDED AND RESTATED TERM LOAN AGREEMENT]

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                  , 20      , between                                      (“Assignor”) and                                   (“Assignee”). Reference is made to the Agreement described in Item 2 of Annex I annexed hereto (the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

ARTICLE I.In accordance with the terms and conditions of Section 11 of the Loan Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor as specified in Item 4 of Annex I. After giving effect to such sale and assignment, the Assignee’s amount of the Loan principal will be as set forth in Item 4 of Annex I. After giving effect to such sale and assignment, the Assignor’s amount of the Loan principal will be as set forth in Item 4 of Annex I.

ARTICLE II.The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

ARTICLE III.The Assignee (a) confirms that it has received copies of the Loan Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to. make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance, as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (e) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]

ARTICLE IV.Following the execution of this Assignment Agreement by the Assignor and Assignee, it will be delivered by the Assignor to Borrower for recording by Borrower. The effective date of this Assignment (the “Settlement Date”) shall be the later of (a) the date of the execution hereof by the Assignor and the Assignee and receipt hereof by Borrower, and (b) the date specified in Item 5 of Annex I.

ARTICLE V.As of the Settlement Date (a) the Assignee shall be a party to the Loan Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the

Exhibit A—Page 1

rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from any future obligations under the Loan Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 13 and Section 16.8 of the Loan Agreement.

ARTICLE VI.From and after the Settlement Date, Borrower shall make all payments under the Loan Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal and interest with respect thereto) to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor the assigned amount (as set forth in Item 4.b of Annex I) of the principal amount of any outstanding loans under the Loan Agreement and the other Loan Documents. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

ARTICLE VII.THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page left intentionally blank.]

Exhibit A—Page 2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers thereunto duly authorized, as of the first date above written.

[NAME OF ASSIGNOR]

as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]

as Assignor

By:
Name:
Title:

[If required under Section 11.1 of the Loan Agreement]

[ACCEPTED THIS        DAY OF                  , 20

PHIBRO ANIMAL HEALTH CORPORATION,
a New York corporation

By:
Name:
Title:]

Exhibit A—Page 3

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.		Borrower: Phibro Animal Health Corporation, a New York corporation

2.		Name and Date of Loan Agreement:

Amended and Restated Term Loan Agreement, dated as of June 24, 2010, by and among Borrower, BFI Co., LLC, and the guarantors named therein

3.		Date of Assignment Agreement:

4.		Amounts:

	a.	Assigned amount of Loan principal	$

	b.	Assignor’s resulting amount of Loan principal after giving effect to the sale and assignment to Assignee	$

	c.	Assignee’s resulting amount of Loan principal after giving effect to the sale and assignment to Assignee	$

5.		Settlement Date:

6.		Notice and Payment Instructions, etc.

Assignee:	Assignor:

Exhibit A—Page 4

EXHIBIT B

Form of Notation of Guaranty

NOTATION OF GUARANTY

Each of the undersigned (the “Guarantors”) hereby jointly and severally unconditionally guarantees, to the extent set forth in that certain Amended and Restated Term Loan Agreement, dated as of June 24, 2010, by and among Phibro Animal Health Corporation, as Borrower, the Guarantors, as guarantors, and BFI Co., LLC, a Delaware limited liability company, as Lender (as amended, restated or supplemented from time to time, the “Term Loan Agreement”; capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Term Loan Agreement), and subject to the provisions of the Term Loan Agreement, (a) the due and punctual payment of the principal of and interest on the Loan, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of and interest on the Loan, to the extent lawful, and the due and punctual payment of all other Obligations, all in accordance with the terms of the Loan Documents, and (b) in the case of any extension of time of payment or renewal of the Loan or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at stated maturity, by acceleration or otherwise.

The obligations of the Guarantors to Lender pursuant to this Guaranty and the Loan are expressly set forth in Section 12 of the Term Loan Agreement, and reference is hereby made to the Term Loan Agreement for the precise terms and limitations of this Guaranty. Each holder of the Note to which this Guaranty is endorsed, by accepting such Note, agrees to and shall be bound by such provisions.

Anything herein to the contrary notwithstanding, the payment of the Guaranty and the exercise of any right or remedy with respect to the Guaranty, and certain of the rights of Lender are subject to the provisions of the Intercreditor Agreement dated as of January 29, 2009 (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”), by and between Wells Fargo Foothill, Inc., as Senior Agent, and BFI Co., LLC, as Junior Lender. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

[Signatures on the Following Page]

Exhibit B—Page 1

IN WITNESS WHEREOF, each of the Guarantors has caused this Notation of Guaranty to be signed by a duly authorized officer.

PRINCE AGRI PRODUCTS, INC.
PHIBROCHEM, INC.
PHIBRO ANIMAL HEALTH HOLDINGS, INC.
PHIBROCHEMICALS, INC.
WESTERN MAGNESIUM CORP.
C.P. CHEMICALS, INC.
PHILIPP BROTHERS CHEMICALS, INC.
PHIBROWOOD, LLC
PHIBRO-TECH, INC.
FIRST DICE ROAD COMPANY, A CALIFORNIA

LIMITED PARTNERSHIP
By:	WESTERN MAGNESIUM CORP.,
its General Partner

By:
Name: David C. Storbeck
Title: Vice President

Exhibit B—Page 2

Schedule 1

Lender’s Account

BFI repayment information:

BANK NAME: CITIBANK N.A.

CITY: NEW YORK

SWIFT CODE: CITIUS33

ABA: 021000089

ACCOUNT NAME: GOLDMAN SACHS & CO.

A/C #: 3073-6756

CLIENT ACCOUNT NAME: BFI Co., LLC

CLIENT ACCOUNT NUMBER:   028- 17273-2

Schedule 2

Designated Account

PAHC payment information:
To Wachovia Bank
ABA: 031201467
Acct# 2000012980624
For Account of PAHC